EXHIBIT 10.1

NON-QUALIFIED STOCK OPTION AGREEMENT
GRANTED TO	GRANT DATE	# OF SHARES OF COMMON STOCK	OPTION PRICE PER SHARE	SOCIAL SECURITY #

GRANT

Image Sensing Systems, Inc., a Minnesota corporation (“ISS”), hereby grants to you, as of the above Grant Date, an option (the “Option”) to purchase the above stated number of shares of its common stock, par value $0.01 per share (“Common Stock”), at the price stated above.

EXERCISABILITY AND DURATION

The Option will become exercisable to the extent of _______ of the shares of Common Stock on each of the _____, _____, _____, _____ and _____ anniversaries of the Grant Date. Once the Option has become exercisable, you may exercise it to the extent set forth in the preceding sentence at any time thereafter, subject to the provisions of this Non-Qualified Stock Option Agreement. The Option will become immediately exercisable in full upon your death or Disability, your termination without Cause, or upon a Change in Control. “Disability,” “Cause” and “Change in Control” are hereinafter defined. The Option expires ten years after the Grant Date (the “Expiration Date”).

MANNER OF EXERCISE

The Option shall be exercised by the delivery of written notice of exercise (the “Notice”) to ISS or its agent. The Notice shall specify the number of shares of Common Stock as to which you are exercising the Option, and shall be accompanied by payment of the purchase price of the shares of Common Stock either in cash (certified or cashier’s check payable to ISS) or by the delivery of shares of Common Stock, or both. The Notice shall also be accompanied by such other information and documents as ISS, in its discretion, may request.

DEATH, DISABILITY OR TERMINATION

Except as otherwise provided in this paragraph, the Option will terminate and may no longer be exercised if your employment or board service at ISS or its Affiliates (as hereinafter defined) terminates. If you die while employed or serving as a director of ISS, the representative of your estate or your heirs will have 12 months from the date of your death to exercise the Option. If your employment or board service terminates due to Disability, you will have 12 months from the date of your termination to exercise the Option. If your employment or board service is terminated without Cause by ISS or an Affiliate, you will have 180 days from the date of your termination to exercise the Option. If you resign or otherwise voluntarily terminate your employment or board service with ISS or an Affiliate, or if you fail to get re-elected by the shareholders of ISS at an annual meeting of shareholders at which you were nominated for re-election to the ISS board of directors, you will have 180 days from the date of your termination to exercise the Option to the extent the Option had vested as of your termination date. In no case, however, may the Option be exercised after the Expiration Date. If your employment or board service with ISS or its Affiliates is terminated for Cause, the entire unexercised portion of the Option will be cancelled as of the date of the act giving rise to such termination.

TERMS AND CONDITIONS

This Non-Qualified Stock Option Agreement does not guarantee your continued employment or board service or, subject to the provisions of any other written agreement between you and ISS or its Affiliates, alter the right of ISS or its Affiliates to terminate your employment or board service at any time. You have no rights in the shares of Common Stock subject to the Option until such shares are received upon exercise of the Option. The Option is issued pursuant to the Image Sensing Systems, Inc. 2005 Stock Incentive Plan, as amended from time to time (the “Plan”), and is subject to its terms. In the event of any conflict between the provisions of the Plan and this Non-Qualified Stock Option Agreement, the provisions of the Plan shall prevail.

By your acceptance of the Option award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Non-Qualified Stock Option Agreement.

IMAGE SENSING SYSTEMS, INC.
By:
Name:
Title:

ATTACHMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT

For the purposes hereof the terms used herein shall have the following meanings:

“Affiliate” shall mean a company controlled directly or indirectly by ISS, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

“Cause” shall mean (i) the willful and continued failure by you to substantially perform your duties and obligations (other than any such failure resulting from your incapacity due to physical or mental illness), (ii) your conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds or (iii) the willful engaging by you in misconduct which causes substantial injury to ISS or its Affiliates, its other employees or the employees of its Affiliates or its clients or the clients of its Affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on your part shall be considered “willful” unless done or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of ISS.

A “Change in Control” shall mean any of the following: (i) the consummation of a merger or consolidation of ISS with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other corporate reorganization are owned by persons who were not shareholders of ISS immediately prior to such merger, consolidation or other corporate reorganization, (ii) a public announcement that any person has acquired beneficial ownership of 51% or more of the then outstanding shares of Common Stock and, for this purpose, the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities Exchange Act of 1934, as amended, or related rules promulgated by the Securities and Exchange Commission; (iii) the commencement of or public announcement of an intention to make a tender or exchange offer for 51% or more of the then outstanding shares of the Common Stock; (iv) a sale of all or substantially all of the assets of ISS or (v) the Board of Directors of ISS, in its sole and absolute discretion, determines that there is a change in control of ISS.

“Disability” shall mean when you have become disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.